SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             _____________________


                                AMENDMENT NO. 1
                                  FORM 11-K/A

                                 ANNUAL REPORT


                       Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934

                             _____________________


            [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                  For the fiscal year ended December 31, 1995

                                      OR

            [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                  For the transition period from _______ to ______


                         Commission file number 1-7981


                            Full title of the Plan:

                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                       AGENTS' AND MANAGERS' THRIFT PLAN



        Name of the issuer of the securities held pursuant to the Plan and the address of its principal executive office:


                         AMERICAN GENERAL CORPORATION
                              2929 Allen Parkway
                             Houston, Texas  77019



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The  undersigned  registrant   hereby  amends  and  restates  the  Consent  of
Independent Auditors included in its Form 11-K for the fiscal year ended December 31, 1995, so that said consent shall read in its entirety as set forth on the page attached hereto.

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                        Consent of Independent Auditors




We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-39202) pertaining to The Variable Annuity Life Insurance Company Agents' and Managers' Thrift Plan and in the related prospectus of our report dated June 3, 1996, with respect to the financial statements and supplemental schedules of The Variable Annuity Life Insurance Company Agents' and Managers' Thrift Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1995.



                                                             ERNST & YOUNG LLP




June 20, 1996
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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, The Variable Annuity Life Insurance Company Agents' and Managers' Thrift Plan Administrative Board has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned hereunto duly authorized.




                                                  THE VARIABLE ANNUITY LIFE
                                                  INSURANCE COMPANY
                                                  AGENTS' AND MANAGERS'
                                                  THRIFT PLAN





June 21, 1996                                     AUSTIN P. YOUNG
                                                  Austin P. Young, Member of
                                                  the Administrative Board
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